Exhibit 99.1

AIM ImmunoTech Announces Open Enrollment for Phase 1b/2 Study Evaluating

Ampligen® (rintatolimod) in Combination with AstraZeneca’s Imfinzi®

(durvalumab) for the Treatment of Pancreatic Cancer

First enrollment and first subject dosing expected soon at Erasmus Medical Center in Rotterdam, Netherlands

Management discusses the announcement and what this means here: video

OCALA, Fla., January 10, 2024 / AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today announced that enrollment is open at Erasmus Medical Center (“Erasmus MC”) in a Phase 1b/2 clinical trial combining AIM’s Ampligen® (rintatolimod) with AstraZeneca’s anti-PD-L1 immune checkpoint inhibitor Imfinzi® (durvalumab) for the treatment of pancreatic cancer (the “DURIPANC Study”). Ampligen has shown therapeutic synergies with checkpoint inhibitors, potentially increasing survival rates and efficacy.

AIM announced in January 2023 that it had entered into an external sponsored collaborative clinical research agreement with Erasmus MC and AstraZeneca. The DURIPANC Study is an investigator-initiated, exploratory, open-label, single-center study with the full name “Combining anti-PD-L1 immune checkpoint inhibitor durvalumab with TLR-3 agonist rintatolimod in patients with metastatic pancreatic ductal adenocarcinoma for therapy effect.” The primary objective of the Phase 1b portion is to determine the safety of combination therapy with durvalumab and Ampligen. The primary objective of the Phase 2 portion is to determine the clinical benefit rate of the combination therapy.

Prof. Casper H.J. van Eijck, MD, PhD, the DURIPANC Study’s Coordinating Investigator and a pancreato-biliary surgeon at Erasmus MC, stated, “While immune checkpoint inhibitors targeting PD1/PDL1 have shown promise in other solid tumors, they have shown limited efficacy thus far in ductal cancer of the pancreas. Findings from our previous study collectively provide compelling evidence that rintatolimod treatment enhances the immune response by activating immune cells in advanced PDAC, as well as highlighting its potential synergy with ICI therapy. Therefore, we are excited about the promise of combining Ampligen with durvalumab in a clinical study and we believe this approach could make a positive impact in the current treatment landscape for patients with metastatic pancreatic cancer and extend overall and progression free survival.”

AIM recently received a U.S. patent for the use of Ampligen as part of a combination therapy with an anti-PD-L1 antibody.

AIM Chief Executive Officer Thomas K. Equels stated: “We believe that Ampligen has potential as both a monotherapy and a combination therapy, but a combination therapy could be much more enticing as a partnership or buyout target, as Ampligen would be enhancing an already approved drug in an established and successful Big Pharma market. Essentially, we are working to show that combining Ampligen treatment with an already established cancer treatment could help save even more lives.”

Hear more from Tom Equels about the significance of this news in the latest “What this Means” video.

The DURIPANC Study is expected to enroll up to 18 subjects in its Phase 1b portion and up to 25 patients in its Phase 2 portion. Subjects will start with Ampligen 200 mg via IV infusion twice per week for a total of 6 weeks (12 doses). Ampligen dose will be escalated to 400 mg according to a 3+3 DLT design. The first dose of Ampligen will be administered preferably 4-6 weeks after the last chemotherapy FOLFIRINOX dose. After two doses of Ampligen, the first dose of durvalumab 1500 mg via IV infusion will be introduced in week 2. Patients will continue to receive 1500 mg durvalumab via IV infusion every 4 weeks for up to a maximum of 48 weeks (up to 12 doses/cycles) with the last administration on week 48 or until confirmed disease progression according to Response Evaluation Criteria in solid Tumors (RECIST 1.1), unless there is unacceptable toxicity, withdrawal of consent, or another discontinuation criterion is met.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on Twitter, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

(833) 475-8247

AIM@jtcir.com